PRESS RELEASE

FOR IMMEDIATE RELEASE

ISS Flags “Shadow Executive” Risk at Lifeway Foods as CEO’s Spouse Acts as De Facto Governance Authority Despite Prior Credibility Issues in Federal Litigation

Chicago, IL — December 17, 2025 — Edward Smolyansky, largest individual shareholder of Lifeway Foods, Inc. (Nasdaq: LWAY), today drew attention to critical governance concerns identified by Institutional Shareholder Services (“ISS”), with particular focus on the extraordinary, opaque role played by Jason Burdeen, Lifeway’s Chief of Staff and husband of CEO Julie Smolyansky.

ISS’s proxy analysis confirms that during Lifeway’s engagement with proxy advisors, no independent directors and not even the CEO participated. Instead, the Company’s presentation was led primarily by Mr. Burdeen — a non-officer, non-director family member — speaking on matters of corporate governance, board process, and strategic oversight.

ISS found it hard to differentiate Mr. Burdeen's role from that of senior executives. He reported involvement in nearly all company activities, yet lacked a formal employment agreement, executive title, or fiduciary duty to shareholders.

Critically, shareholders have also raised concerns regarding Mr. Burdeen’s prior role in Lifeway’s 2024 federal trade litigation, where he submitted multiple false sworn affidavits on the Company’s behalf. In that proceeding, a federal judge expressly addressed issues related to Mr. Burdeen’s credibility when evaluating the evidentiary record. These matters were not disclosed or addressed when Mr. Burdeen was later dispatched to represent Lifeway on governance issues before ISS.

“ISS is effectively asking the question shareholders are now forced to ask,” said Smolyansky. “Why is an unelected, non-officer family member — whose credibility has already been scrutinized in federal court — serving as Lifeway’s primary voice on governance, board independence, and shareholder relations?”

ISS further highlighted that:

•	Mr. Burdeen is married to the CEO, yet acts as a liaison between management, the board, and counsel;
•	His compensation, approved by the Compensation Committee, has increased sharply — from approximately $173,000 in 2022 to more than $313,000 in 2024;
•	No director was present to explain why this arrangement benefits shareholders or how conflicts are mitigated.

“These aren’t just superficial governance issues,” Smolyansky said. “They indicate that the company is being run through unofficial power structures, hidden authority, and undisclosed influences—the very problems that governance reforms are supposed to remove, not reinforce.”

Shareholders are urged to closely review ISS’s findings and consider whether Lifeway’s governance structure, as currently practiced, provides credible, independent oversight.

Governance Assessment: Lifeway Foods, Inc.

Key Issue: Informal Executive Authority and Credibility Risk

1. Emergence of a “Shadow Executive”

ISS analysis highlights the unusual prominence of the Company’s Chief of Staff — a role that appears to function as a de facto CEO, legal and governance authority without corresponding title, disclosure, or accountability.

•	The Chief of Staff:
○	Is not a Named Executive Officer
○	Is not a director
○	Has no formal employment agreement
○	Yet interfaces directly with proxy advisors on governance matters

This concentration of influence outside formal governance structures raises transparency and accountability concerns.

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2. Proxy Advisor Engagement Without Board Oversight

•	During ISS engagement:
○	No independent directors were present
○	The CEO did not participate
○	Governance discussions were led by the Chief of Staff

•	In contested or governance-sensitive situations, ISS typically expects:
○	Direct engagement from independent directors
○	Clear articulation of oversight and conflict-management frameworks

The absence of board representation is notable given the issues discussed.

3. Related-Party Risk and Conflict Management

•	The Chief of Staff is the spouse of the CEO
•	Acts as:
○	Liaison between management and the board
○	Governance spokesperson
○	Point of contact with shareholders and advisors

•	ISS found:
○	No clear explanation of why this arrangement benefits shareholders
○	No articulated safeguards for managing conflicts
○	No independent validation from the board

This structure heightens related-party risk.

4. Litigation History and Credibility Considerations

•	Shareholders have cited the Chief of Staff’s involvement in the Company’s 2024 federal trade litigation, where he submitted false sworn affidavits on Lifeway’s behalf.
•	In that matter, the presiding federal judge addressed credibility issues when assessing the evidentiary record.
•	ISS did not observe any disclosure or acknowledgment of these issues during governance discussions, despite the Chief of Staff being positioned as a principal corporate representative.

From a governance perspective, reliance on an individual whose credibility has been judicially examined — without board oversight or disclosure — may pose reputational and oversight risks.

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5. Compensation Oversight

•	Compensation increased materially over a short period:
○	2022: ~$173k
○	2023: ~$242k
○	2024: ~$314k

•	Compensation is approved by the Compensation Committee despite:
○	Role ambiguity
○	Family relationship with the CEO
○	Absence of formal contractual structure

Governance Implication

Lifeway’s governance framework appears to rely on informal authority exercised by a related party operating outside formal executive and board structures. This arrangement — particularly in light of prior litigation-related credibility concerns — may undermine confidence in board independence, oversight integrity, and the durability of recent governance reforms.

Edward Smolyansky

Key Shareholder, Shareholder Nominee for the Board of Directors

For More Information visit my Linkedin profile www.linkedin.com/in/edward-smolyansky-a2293627a

Important Information

This communication is not a request for a proxy to vote on any matter. Any written solicitation of a proxy by Mr. Smolyansky will be made through the definitive proxy statement (the “Shareholder Proxy Statement”). Lifeway shareholders are urged to read the Shareholder Proxy Statement, including any amendments or supplements thereto, and any other soliciting materials, when they become available as they will contain important information. Shareholders may obtain, free of charge, copies of the Shareholder Proxy Statement at sec.gov.

Participants in the Solicitation

Mr. Smolyansky has notified the Company of his intent to nominate himself and George Sent for election as directors of Lifeway at the 2025 Annual Meeting. Each of them may be deemed to be a participant in any solicitation of proxies by Mr. Smolyansky. Lifeway shareholders can find information regarding Mr. Smolyansky and Mr. Sent, and their respective direct or indirect interests, by security holdings or otherwise, in the Shareholder Proxy Statement and in Mr. Smolyansky’s other filings with the SEC, all of which information is incorporated herein by reference.

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